Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GFI Group Inc.

at

$5.25 NET PER SHARE

pursuant to the Offer to Purchase

dated October 22, 2014

by

BGC Partners, L.P.,

an operating subsidiary of

BGC Partners, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00

MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON

NOVEMBER 19, 2014 UNLESS THE OFFER IS EXTENDED OR EARLIER

TERMINATED.

October 22, 2014

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated October 22, 2014 (the “Offer to Purchase”) and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by BGC Partners, L.P., a Delaware limited partnership and an operating subsidiary of BGC Partners, Inc. a Delaware corporation (“BGC”) to purchase all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) (each share of Common Stock is referred to herein as a “Share”) of GFI Group Inc. (“GFI” or the “Company”), at a purchase price of $5.25 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1.	The offer price is $5.25 per Share, net to you in cash, without interest and subject to deductions for any required withholding of taxes.

2.	The Offer is being made for all outstanding Shares.

3.

The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by the Purchaser and its subsidiaries, represents at least a majority of all then outstanding Shares on a fully diluted basis (the “Minimum Tender Condition”), (ii) any required approval, permit, authorization or consent of, or notice to, any governmental authority, agency or self-regulatory organization under the laws of any U.S. or foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer shall have been obtained or made on terms satisfactory to BGC and the Purchaser, and any necessary approvals or waiting periods under the competition laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated or obtained, as applicable, as described herein (the “Regulatory Condition”), (iii) the Purchaser being satisfied, in its sole discretion, that nominees of BGC will constitute at least two-thirds of the members of the board of directors of GFI and all of the members of the controlling body of each subsidiary of GFI immediately after the consummation of the Offer (the “Board Condition”) and (iv) the Purchaser being provided adequate information from GFI so that the Purchaser is satisfied, in its sole discretion, that GFI is not a party to any agreement or transaction (other than the CME Transaction (as defined in the Offer to Purchase)) having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or BGC’s ability to acquire the Shares or GFI or otherwise diminishing the expected value to BGC of the acquisition of GFI (the “Impairment Condition”). The Offer is also subject to certain other conditions contained in the Offer to Purchase. The consummation of the Offer is not conditioned on (1) BGC or the Purchaser obtaining financing, (2) the termination of the CME Merger Agreement (as defined in the Offer to Purchase) or the Support Agreement (as defined in the Offer to Purchase) or (3) the tender of the Shares subject to the Support Agreement. See “Introduction” and Sections 1 and 14 of the Offer to Purchase.

4.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on November 19, 2014 unless the Offer is extended or earlier terminated (the latest time and date on which the Offer expires, as it may be extended by the Purchaser in accordance with the Merger Agreement, the “Expiration Date”). Previously tendered Shares may be withdrawn at any time prior to the Expiration Date and, if we have not made payment for your Shares by December 22, 2014, you may withdraw them at any time until payment is made. See Sections 1 and 4 of the Offer to Purchase.

5.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GFI Group Inc.

at

$5.25 NET PER SHARE

pursuant to the Offer to Purchase

dated October 22, 2014

by

BGC Partners, L.P.

an operating subsidiary of

BGC Partners, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 22, 2014 and the related Letter of Transmittal in connection with the offer by BGC Partners, L.P. (the “Purchaser”), an operating subsidiary of BGC Partners, Inc. (“BGC”) to purchase all outstanding shares of common stock, par value $0.01 per share, (the “Common Stock”) (each share of Common Stock is referred to herein as a “Share”) of GFI Group Inc. (“GFI” or the “Company”), at a purchase price of $5.25 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE
Account No.:
Dated: , 2014
Signature(s)
Number of Shares to be Tendered:
Shares*

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.